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                                                                   EXHIBIT 10.13


                                                                MDOT NO. 99-0355
                                                                     AGENDA: CAB

                     MICHIGAN DEPARTMENT OF TRANSPORTATION

                           ODETICS ITS, INCORPORATED

                       CONTRACT FOR MAINTENANCE SERVICES


     THIS CONTRACT, made and entered into this date of JUN 17 1999, by and between Odetics ITS, Incorporated, of 1515 South Manchester Avenue, Anaheim, California 92802-2908, hereinafter referred to as the "CONTRACTOR," and the Michigan Department of Transportation, hereinafter referred to as the "DEPARTMENT."

     WITNESSETH:

     WHEREAS, the DEPARTMENT desires to engage the services of the CONTRACTOR to provide maintenance of the Intelligent Transportation Systems (ITS) in Detroit, Michigan.

     NOW, THEREFORE, IT IS HEREBY AGREED by and between the parties hereto that:

     THE CONTRACTOR WILL:

     1. Perform the work in Items 1 through 8 below, as set forth in Exhibit A (pages 1 through 42), dated May 7, 1999, dated May 7, 1999, attached hereto and made a part hereof, said work performed by the CONTRACTOR to be hereinafter referred to as the "SERVICES."

         ITEM 1 - Provide all personnel, parts, test equipment, and diagnostics for remedial and preventative maintenance of the MDOT ATMS/ATIS during the principal period of maintenance for the period of June 17, 1999, through October 16, 2000.

         ITEM 2 - Provide on-call services outside of the principal period of maintenance for the period of June 17, 1999, through October 16, 2000.

         ITEM 3 - Provide operations support at the MITSC, including system back-ups, adding or deleting equipment to the system, adding or deleting user IDs, restoring the system in the event of crashes, defragmenting disks, training, and database management.

         ITEM 4 - Provide coordination with other MDOT contractors and staking for the protection of all sites containing a cabinet, loops, CCTV pole, CMS or other device.

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         This effort will be provided when the CONTRACTOR is notified by MDOT of construction planned near one of the project sites in order to avoid damage to ATMS/ATIS underground facilities.

         Provide coordination with other MDOT contractors and staking of cable plant that is buried along MDOT right-of-way as part of the system, but not associated with a single site.

         ITEM 5 - Provide out-of-scope repair services for repair-replacement of equipment/facilities damaged or destroyed by third parties, acts of God, or pavement deterioration on a time and materials basis.

         ITEM 6 - Provide personnel, parts test equipment, and diagnostics to repair and maintain the legacy system during PPM on a time and materials basis.

         ITEM 7 - Provide on-call services for maintenance of the legacy system outside the principal period of maintenance.

         ITEM 8 - Provide engineering support services, including the provision of engineering studies, specifications, and system enhancements, as requested, on a time and materials basis.

     2. Submit written progress reports to the DEPARTMENT monthly, as set forth in Exhibit A (pages 1 through 42), dated May 7, 1999, attached hereto and made a part hereof, and otherwise as requested.

     3. Submit billings to the DEPARTMENT for Items 1 through 8, as set forth below and in Section 8, not to exceed a total of Four Million Thirty-One Thousand Dollars ($4,031,000.00). Budget amounts listed below for Items 2 through 8 maybe reallocated from one item to another upon written authorization by the DEPARTMENT.

         ITEM 1 - The CONTRACTOR shall submit an invoice to the DEPARTMENT for a monthly lump sum amount of $158,187.50 less available credit, if any, from the previous month. Available credit shall be calculated as set forth in Exhibit A, pages 1 through 42, dated May 7, 1999. The total lump sum amount for Item 1 shall be $2,531,000.00 less sum of available credits.

         ITEM 2 - The CONTRACTOR shall submit an invoice to the DEPARTMENT for hours of labor recorded for on-call services outside of the principal period of maintenance at a fixed labor rate of $125.00 per hour. The budget for Item 2 is $95,000.00.

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         ITEM 3 - The CONTRACTOR shall submit an invoice to the DEPARTMENT for hours of labor recorded for operations support at the MITSC at a fixed labor rate of $105.00 per hour. The budget for Item 3 is $30,000.00.

         ITEM 4 - The CONTRACTOR shall submit an invoice to the DEPARTMENT for a fixed lump sum amount of $350.00 per occurrence for each staking event at a project site. The CONTRACTOR shall submit an invoice to the DEPARTMENT for a fixed rate of $0.10 per linear foot per occurrence for staking cable plant buried in MDOT right-of-way but not associated with a single project site. The budget for Item 4 is $25,000.00.

         ITEM 5 - The CONTRACTOR shall submit an invoice to the DEPARTMENT for hours of labor recorded for on-call services for repair/replacement of equipment/facilities damaged or destroyed by third parties, acts of God, or pavement deterioration at a fixed labor rate of$105.00 per hour for Engineering and a fixed labor rate of $85.00 per hour for Technicians. Costs for material, equipment, subcontractors, and other direct costs shall be invoiced at actual costs with additives, as authorized in blue book. The budget for Item 5 is $400,000.00.

         ITEM 6 - The CONTRACTOR shall submit an invoice to the DEPARTMENT for hours of labor recorded for repair and maintenance of the legacy system during the principal period of maintenance at a fixed labor rate of $105.00 per hour for Engineering and a fixed labor rate of $85.00 per hour for Technicians. Costs for materials, equipment, subcontractors, and other direct costs shall be invoiced at actual costs with additives, as authorized in blue book. The budget for Item 6 is $700,000.00.

         ITEM 7 - The CONTRACTOR shall submit an invoice to the DEPARTMENT for hours of labor recorded for repair and maintenance of the legacy system outside the principal period of maintenance at a fixed labor rate of $125.00 per hour for Engineering or for Technicians. Costs for materials, equipment, subcontractors, and other direct costs shall be invoiced under Item 6, as appropriate. The budget for Item 7 is $50,000.00.

         ITEM 8 - The CONTRACTOR shall submit an invoice to the DEPARTMENT for hours of labor recorded for engineering support services at a fixed labor rate of $105.00 per hour. Costs for materials, equipment, subcontractors, and other direct costs shall be invoiced at actual costs with additives, as authorized in blue book. The budget for Item 8 is $200,000.00.

     The CONTRACTOR hereby agrees that the costs reported to the DEPARTMENT for this Contract shall represent only those items which are properly chargeable in accordance with this Contract. The CONTRACTOR also hereby certifies that it has read the Contract terms and has made

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itself aware of the applicable laws, regulations, and terms of this Contract that apply to the reporting of costs incurred under the terms of this Contract.

     4.   a.   The CONTRACTOR shall establish and maintain accurate records, in accordance with generally accepted accounting principles, of all expenses incurred for which payment is sought or made under this Contract, said records to be hereinafter referred to as the "RECORDS." Separate accounts shall be established and maintained for all costs incurred under this Contract.

          b. The CONTRACTOR shall maintain the RECORDS for at least three (3) years from the date of final payment made by the DEPARTMENT under this Contract. In the event of a dispute with regard to the allowable expenses or any other issue under this Contract, the CONTRACTOR shall thereafter continue to maintain the RECORDS at least until that dispute has been finally decided and the time for all available challenges or appeals of that decision has expired.

          c. The DEPARTMENT or its representative may inspect, copy, or audit the RECORDS at any reasonable time after giving reasonable notice.

          d. If any part of the work is subcontracted, the CONTRACTOR shall assure compliance with subsections (a), (b), and (c) above.

     5. In connection with the performance of the services under this Contract, the CONTRACTOR agrees to comply with the State of Michigan provisions for "Prohibition of Discrimination in State Contracts," as set forth in Appendix A, dated March 1998, attached hereto and made a part hereof.

     6.   Provide Workers' Compensation Insurance as required by law.

     7. Comply with any and all federal, state, and local statutes, ordinances, and regulations and will obtain all permits that are applicable to the entry into and the performance of this Contract.

     THE DEPARTMENT SHALL:

     8. Pay the CONTRACTOR for the SERVICES after receipt of proper billings. Compensation for the SERVICES will be on a fixed price lump sum basis for
Item 1, a fixed price per occurrence basis for Item 4, and a time and materials basis for Items 2, 3, 5, 6, 7, and 8. Costs for materials, equipment, subcontractors, and other direct costs shall be invoiced at actual costs with additives, as authorized in blue book. The total contract cost will not exceed Four Million Thirty-One Thousand Dollars ($4,031,000.00). Reimbursement for costs incurred are subject to the cost criteria set forth in 48 C.F.R., Federal Acquisition Regulations, Part 31, incorporated herein by reference as if the same were repeated in full herein.

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     IT IS FURTHER AGREED by the parties hereto that:

     9. No portion of the work, as heretofore defined, shall be sublet except with the prior written consent of the DEPARTMENT. Consent to sublet any portion of the work shall not be construed to relieve the CONTRACTOR of any responsibility or obligation under or for the fulfillment of this Contract. All contracts with subconsultants, including amendments, in excess of Twenty Five Thousand Dollars ($25,000.00) shall be submitted to the DEPARTMENT for approval prior to execution and shall contain all applicable provisions of this Contract. Any such approvals shall not be construed as a warranty of the subcontractor's qualifications, professional standing, ability to perform the work being subcontracted, or financial integrity.

     10. In the event that an audit performed by or on behalf of the DEPARTMENT indicates an adjustment to the costs reported under this Contract or questions the allowability of an item of expense, the DEPARTMENT shall promptly submit to the CONTRACTOR a Notice of Audit Results and a copy of the audit report, which may supplement or modify any tentative findings verbally communicated to the CONTRACTOR at the completion of an audit.

     Within sixty (60) days after the date of the Notice of Audit Results, the CONTRACTOR shall (a) respond in writing to the responsible Bureau of the DEPARTMENT indicating whether or not it concurs with the audit report, (b) clearly explain the nature and basis for any disagreement as to a disallowed item of expense, and (c) submit to the DEPARTMENT a written explanation as to any questioned or no opinion expressed item of expense, hereinafter referred to as the "RESPONSE." The RESPONSE shall be clearly stated and shall provide any supporting documentation necessary to resolve any disagreement or questioned or no opinion expressed item of expense. Where the documentation is voluminous, the CONTRACTOR may supply appropriate excerpts and make alternate arrangements to conveniently and reasonably make that documentation available for review by the DEPARTMENT. The RESPONSE shall refer to and apply the language of the Contract. The CONTRACTOR agrees that failure to submit a RESPONSE within the sixty (60) day period constitutes agreement with any disallowance of an item of expense and authorizes the DEPARTMENT to finally disallow any items of questioned or no opinion expressed cost.

     The DEPARTMENT shall make its decision with regard to any Notice of Audit Results and RESPONSE within one hundred twenty (120) days after the date of the Notice of Audit Results. If the DEPARTMENT determines that an overpayment has been made to the CONTRACTOR, the CONTRACTOR shall repay that amount to the DEPARTMENT or reach agreement with the DEPARTMENT on a repayment schedule within thirty (30) days after the date of the invoice from the DEPARTMENT. If the CONTRACTOR fails to repay the overpayment or reach agreement with the DEPARTMENT on a repayment schedule within the thirty (30) day period, the CONTRACTOR agrees that the DEPARTMENT shall deduct all or a portion of the overpayment from any funds then or thereafter payable by the DEPARTMENT to the CONTRACTOR under this Contract or any other contract or payable to the CONTRACTOR under the terms of 1951 PA 51, as applicable. Interest will be assessed on any partial payments or repayment schedules based on the unpaid balance at the end of each month until the balance is paid in full. The assessment of interest will begin thirty (30)

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days from the date of the invoice. The rate of interest will be based on the
Michigan Department of Treasury common cash funds interest earnings. The rate of interest will be reviewed annually by the DEPARTMENT and adjusted as necessary based on the Michigan Department of Treasury common cash funds interest earnings. The CONTRACTOR expressly consents to this withholding or offsetting of funds under those circumstances, reserving the right to file a lawsuit in the Court of Claims to contest the DEPARTMENT's decision only as to any item of expense the disallowance of which was disputed by the CONTRACTOR in a timely filed RESPONSE.

     11. The CONTRACTOR agrees to indemnify and save harmless the State of Michigan, the Michigan State Transportation Commission, the DEPARTMENT, and all officers, agents, and employees thereof:

          a. from any and all claims by persons, firms, or corporations for labor, services, materials, or supplies provided to the CONTRACTOR in connection with the services which the CONTRACTOR shall perform under the terms of this Contract, and

          b. from any and all claims for injuries to or death of any and all persons, for loss of or damage to property, from environmental damage, degradation, response and cleanup costs, and from attorney fees or other related costs arising out of, under, or by reason of this Contract, except claims resulting from the sole negligence or wilful acts or omissions of said indemnitee, its agents, or its employees.

     The DEPARTMENT shall not be subject to any obligations or liabilities by contractors of the CONTRACTOR, their subcontractors, or any other person not a party to this Contract without its specific consent and notwithstanding its concurrence in or approval of the award of any contract, subcontract, or the solicitation thereof.

     It is expressly understood and agreed that the CONTRACTOR shall take no action or conduct that arises either directly or indirectly out of its obligations, responsibilities, and duties under this Contract that results in claims being asserted against or judgments being imposed against the State of Michigan, the DEPARTMENT, and/or the Michigan State Transportation Commission.

     In the event that the same occurs, it will be considered as a breach of this Contract, thereby giving the State of Michigan, the DEPARTMENT, and/or the Michigan State Transportation Commission a right to seek and obtain any necessary relief for remedy, including, but not limited to, a judgment for money damages.

     12. All software used by the CONSULTANT in the performance of services for the DEPARTMENT under this Contract or, either for sale or license to the DEPARTMENT and used by the DEPARTMENT prior to, during, or after the calendar year 2000, includes or will include, at no added cost to the DEPARTMENT, design and performance so as not to cause delay in completion

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of the services under this Contract or cause the DEPARTMENT to experience software abnormalities and/or the generation of incorrect results from the software due to date-oriented processing in the operation of the business of the DEPARTMENT. Also, any software used by the CONSULTANT to carry out its normal business, e.g. accounting and payroll, will not cause delay in completion of the services under this Contract due to date-oriented processing in the operation of the business of the CONSULTANT. Therefore, any business failure due to software problems attributed to the calendar year 2000 is unacceptable as a cause for delay in providing services under this contract.

     To insure year 2000 compatibility, the software design will include, but is not limited to, data structures (databases, data files, etc.) that provide 4-digit date century; stored data that contain date century recognition, including, but not limited to, data stored in databases and hardware device internal system dates; calculations and program logic (e.g., sort algorithms, calendar generation, event recognition, and all processing actions that use or produce date values) that accommodates same century and multi-century formulas and date values; interfaces that supply data to and receive data from other systems or organizations that prevent non-compliant dates and data from entering any State system; user interfaces (i.e., screens, reports, etc.) that accurately show 4-digit years; and assurance that the year 2000 will be correctly treated as a leap year within all calculation and calendar logic.

     13. All questions which may arise as to the quality and acceptability of work, the manner of performance and rate of progress of the work, and the satisfactory and acceptable fulfillment of the terms of this Contract shall be decided by the DEPARTMENT.

     14.  In accordance with 1980 PA 278, MCL 423.321 et seq; MSA 17.458(22) et
                                                      ------                 --
seq, the CONTRACTOR in the performance of this Contract shall not enter into a
---
contract with a subcontractor, manufacturer, or supplier listed in the register maintained by the State of Michigan, Department of Labor, of employers who have been found in contempt of court by a federal court of appeals on not less than three (3) occasions involving different violations during the preceding seven
(7) years for failure to correct an unfair labor practice, as prohibited by
Section 8 of Chapter 372 of the National Labor Relations Act, 29 U.S.C. 158. The DEPARTMENT may void this Contract if the name of the CONTRACTOR or the name of a subcontractor, manufacturer, or supplier utilized by the CONTRACTOR in the performance of this Contract subsequently appears in the register during the performance period of this Contract.

     15. This Contract will be in effect from the date of award through October 16, 2000.

     Prior to expiration, the time for completion of performance under this Contract may be extended by the DEPARTMENT upon written request and justification from the CONTRACTOR. Upon approval and authorization by the DEPARTMENT, a written "Notice of Extension" will be prepared and issued by the DEPARTMENT. The terms or conditions of the extension will be set forth in the notice. In no event may the time for performance be extended by a total period exceeding

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twelve (12) months without a prior written amendment to this Contract. Any such extension shall not operate as a waiver by the DEPARTMENT of any of its rights herein set forth.

     16. For the purposes of this Contract, the CONTRACTOR will be considered an independent contractor and not an employee of the DEPARTMENT.

     17. Any change in scope, character, cost, compensation, or term of this Contract shall be by execution of a prior written amendment to this Contract by the parties hereto, except as provided in Section 14 hereof.

     18. In the event the CONTRACTOR fails to complete all of the services in a manner satisfactory to the DEPARTMENT, the DEPARTMENT may terminate this Contract. Written notice of termination shall be sent to the CONTRACTOR, and all costs incurred, as set forth in Sections 3 and 8, up to receipt of said Notice of Termination shall be reimbursed.

          This Contract may be terminated for convenience by the DEPARTMENT before the services are completed. In the event of such termination, the DEPARTMENT shall provide the CONTRACTOR with written notice of termination thirty (30) days prior to the date of such termination. The DEPARTMENT shall pay the CONTRACTOR costs incurred, as herein defined in Sections 3 and 8, up to the time of termination. The amounts included for profit, if any, shall be subject to prior written approval by the DEPARTMENT.

          In the event that termination by the DEPARTMENT is necessitated by any wrongful breach, failure, default, omission, or failure to adequately progress by the CONTRACTOR, the DEPARTMENT shall be entitled to pursue whatever remedy is available to them, including, but not limited to, withholding funds or setting-off against funds owed to the CONTRACTOR under this Contract or any other existing or future contracts or agreements between the CONTRACTOR and the DEPARTMENT for any and all damages and costs incurred or sustained by the DEPARTMENT as a result of its termination of this Contract due to the wrongful breach, failure, default, or omission by the CONTRACTOR.

          In case of breach or default by the CONTRACTOR, the DEPARTMENT may terminate the Contract immediately and procure the services from other sources and hold the CONTRACTOR responsible for any damages or excess costs occasioned thereby.

          In the event of termination for any reason, the DEPARTMENT shall receive the results to date of all services produced by the CONTRACTOR under this Contract up to the time of termination, prior to the CONTRACTOR being reimbursed. In no case shall the compensation paid to the CONTRACTOR for partial completion exceed the amount the CONTRACTOR would have received had the Contract been completed.

     19. In the event of a conflict between the body of this Contract and any exhibits hereto, the body of this Contract will govern.

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     20.  Any approvals, reviews, and inspections of any nature by the
DEPARTMENT shall not be construed as a warranty or assumption of liability on the part of the DEPARTMENT. It is expressly understood and agreed that any such approvals are for the sole and exclusive purposes of the DEPARTMENT, which is acting in a governmental capacity under this Contract, and that such approvals are a governmental function incidental to this Contract.

          Any such approvals, reviews and inspections by the DEPARTMENT will not relieve the CONTRACTOR of its obligations hereunder, nor are such approvals, reviews, and inspections by the DEPARTMENT to be construed as a warranty as to the propriety of the CONTRACTOR's performance but are undertaken for the sole use and information of the DEPARTMENT.

     21. This Contract shall become binding upon the parties hereto and of full force and effect upon the signing thereof by the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Contract to be awarded.

     ODETICS ITS, INCORPORATED


     BY /s/ Regional Vice President
       -------------------------------
       TITLE: Regional Vice President


     MICHIGAN DEPARTMENT OF TRANSPORTATION


     BY /s/ Department Director
       -------------------------------
       TITLE: Department Director

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                                  APPENDIX A
               PROHIBITION OF DISCRIMINATION IN STATE CONTRACTS

In connection with the performance of work under this contract; the contractor agrees as follows:

1. In accordance with Act No. 453, Public Acts of 1976, the contractor hereby agrees not to discriminate against an employee or applicant for employment with respect to hire, tenure, terms, conditions, or privileges of employment, or as a matter directly or indirectly related to employment, because of race, color, religion, national origin, age, sex, height, weight, or marital status. Further, in accordance with Act No. 220, Public Acts of 1976 as amended by Act No. 478, Public Acts of 1980 the contractor hereby agrees not to discriminate against an employee or applicant for employment with respect to hire, tenure, terms, conditions, or privileges of employment, or a matter directly or indirectly related to employment, because of a disability that is unrelated to the individual's ability to perform the duties of a particular job or position. A breach of the above covenants shall be regarded as a material breach of this contract.

2. The contractor hereby agrees that any and all subcontracts to this contract, whereby a portion of the work set forth in this contract is to be performed, shall contain a covenant the same as hereinabove set forth in Section 1 of this Appendix.

3. The contractor will take affirmative action to insure that applicants for employment and employees are treated without regard to their race, color, religion, national origin, age, sex, height, weight, marital status or a disability that is unrelated to the individual's ability to perform the duties of a particular job or position. Such action shall include, but not be limited to, the following: employment, upgrading, demotion or transfer, recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.

4. The contractor will, in all solicitations or advertisements for employees placed by or on behalf of the contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, national origin, age, sex, height, weight, marital status or disability that is unrelated to the individual's ability to perform the duties of a particular job or position.

5. The contractor or his collective bargaining representative will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice advising the said labor union or workers' representative of the contractor's commitments under this appendix.

6. The contractor will comply with all relevant published rules, regulations, directives, and orders of the Michigan Civil Rights Commission which may be in effect prior to the taking of bids for any individual state project.

7. The contractor will furnish and file compliance reports within such time and upon such forms as provided by the Michigan Civil Rights Commission, said forms may also elicit information as to the practices, policies, program, and employment statistics of each subcontractor as well as the contractor himself, and said contractor will permit access to his books, records, and accounts by the Michigan Civil Rights Commission and/or its agent, for purposes of investigation to ascertain compliance with this contract and relevant with rules, regulations, and orders of the Michigan Civil Rights Commission.

8. In the event that the Civil Rights Commission finds, after a hearing held pursuant to its rules, that a contractor has not complied with the contractual obligations under this agreement, the Civil Rights Commission may, as part of its order based upon such findings, certify said findings to the Administrative Board of the State of Michigan, which Administrative Board may order the cancellation of the contract found to have been violated and/or declare the contractor ineligible for future contracts with the state and its political and civil subdivisions, departments, and officers, and including the governing boards of institutions of higher education, until the contractor complies with said order of the Civil Rights Commission. Notice of said declaration of future ineligibility may be given to any or all of the persons with whom the contractor is declared ineligible to contract as a contracting party in future contracts. In any case before the Civil Rights Commission in which cancellation of an existing contract is a possibility, the contracting agency shall be notified of such possible remedy and shall be given the option by the Civil Rights Commission to participate in such proceedings.

9. The contractor will include, or incorporate by reference, the provisions of the foregoing paragraphs (1) through (8) in every subcontract or purchase order unless exempted by the rules, regulations or orders of the Michigan Civil Rights Commission, and will provide in every subcontract or purchase order that said provisions will be binding upon each subcontractor or
    seller.                                                          March, 1998
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